Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Atlas Financial Holdings, Inc. of our report dated March 10, 2014 with respect to the consolidated financial statements and financial statement schedules of Atlas Financial Holdings, Inc., included in Atlas Financial Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference of us under the heading “Experts” in such Registration Statement.

/s/ Johnson Lambert LLP

Arlington Heights, Illinois

April 25, 2014